UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008 (March 17, 2008)

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350
New York, New York 10271

(Address of principal executive offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 348-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 17, 2008, ACI Worldwide, Inc. (the “Company”) entered into a Master Services Agreement (“Outsourcing Agreement”) with International Business Machines Corporation (“IBM”) to outsource the Company’s internal information technology (“IT”) environment to IBM. Under the terms of the Outsourcing Agreement, IBM will provide the Company with global IT infrastructure services including the following services, which services are currently provided by the Company:  cross functional delivery management services, asset management services, help desk services, end user services, server system management services, storage management services, data network services, enterprise security management services and disaster recovery/business continuity plans (collectively, the “IT Services”).   The Company will retain responsibility for its security policy management and on-demand business operations.  As a result of the Outsourcing Agreement, approximately 20 employees of the Company and its subsidiaries are currently expected to become employees of IBM and another 59 positions may be eliminated by the Company in 2008 as IT Services transition to IBM.

The initial term of the Outsourcing Agreement is seven years, commencing on March 17, 2008.  The Company has the right to extend the Outsourcing Agreement for two additional one-year terms unless otherwise terminated in accordance with the terms of the Outsourcing Agreement.  Under the Outsourcing Agreement, the Company retains the right to terminate the agreement both for cause and for its convenience. However, upon any termination of the Outsourcing Agreement by the Company for any reason (other than for material breach by IBM), the Company will be required to pay a termination charge to IBM, which charge may be material.

The Company will pay IBM for the IT Services through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for such services as well as the applicable service levels and statements of work.   Based on the currently projected usage of these IT Services, the Company expects to pay $116 million to IBM in service fees and project costs over the initial seven-year term.

In addition, IBM will provide the Company with certain transition services required to transition the Company’s IT operations embodied in the IT Services in accordance with a mutually agreed upon transition plan (the “Transition Services”). The Company currently expects the Transition Services to be completed approximately 18 months after the effective date of the Outsourcing Agreement and to pay IBM approximately $8 million for the Transition Services over a period of five years.

To protect the Company’s expectations regarding IBM’s performance, the Outsourcing Agreement has performance standards and minimum services levels that IBM must meet or exceed. If IBM fails to meet a given performance standard, the Company would, in certain circumstances, receive a credit against the charges otherwise due.

Additionally, to assure that the charges under the Outsourcing Agreement do not become significantly higher than the market rate for such services, the Company has the right to periodically perform benchmark studies to determine whether IBM’s price and performance are consistent with the then current market. The Company has the right to conduct such benchmark studies, at its cost, beginning in the second year of the Outsourcing Agreement.

The Company will file a copy of the Outsourcing Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending on March 31, 2008.

Item 7.01.  Regulation FD

The Company also issued a press release on March 18, 2008 announcing that the Company entered into the Outsourcing Agreement.  A copy of the press release is furnished and attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release dated March 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACI WORLDWIDE, INC.

	By:	/s/ Victoria H. Finley

		Its:	Vice President

Date: March 19, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 18, 2008